State of Delaware
Secretary of State
Division of Corporations
Delivered 04:28 PM 11/13/2018
FILED 04:28 PM 11/13/2018
SR 20187617612 - File Number 7146518

CERTIFICATE OF INCORPORATION
OF
KERLUXE, INC.

ARTICLE I

The name of this company is Kerluxe, Inc. (the "Company" or the "Corporation").

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

ARTICLE IV

A. The Company is authorized to issue two classes of stock to be designated, respectively, "Class A Common Stock" and "Class B Common Stock." The total number of shares that the Company is authorized to issue is Twenty Million (20,000,000) shares, Nineteen Million Nine Hundred and Ninety Five Thousand (19,995,000) shares of which shall be Class A Common Stock (the "Class A Common Stock") and Five Thousand (5,000) shares of which shall be Class B Common Stock (the "Class B Common Stock"). The Class A Common Stock and Class B Common Stock (collectively the "Common Stock") shall each have a par value of $0.00001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding), and additional designations of classes of stock, including preferred stock in one or more series or classes may be determined, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

C. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. VOTING RIGHTS.

(a) Class A Common Stock. Except as set forth herein or as otherwise required by law, each outstanding share of Class A Common Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Class A Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the holders of Class A Common Stock shall have the right to vote as a separate class on any voluntary or involuntary liquidation, dissolution

or winding up of the affairs of the Corporation (a "Liquidation"), a sale of the Corporation, or any recapitalization or reorganization, in which shares of Class A Common Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Class B Common Stock or would otherwise be treated differently from shares of Class B Common Stock in connection with such transaction. Notwithstanding the foregoing, holders of shares of the Class A Common Stock shall be entitled to vote as a separate class on any amendment, repeal or modification of any provision of this Certificate or Bylaws that adversely affects the powers, preferences or rights of the holders of the Class A Common Stock.

(b) Except as set forth herein or as otherwise required by law, each outstanding share of Class B Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held by such holder. The Class B Common Stock shall possess full and complete voting power for the election of directors.

(c) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; *provided, however*, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors' action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company's stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

B. LIQUIDATION RIGHTS.

In the event of any Liquidation of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to share ratably (based on the number of shares of Common Stock held by each such holder), share and share alike, in the remaining net assets of the Corporation.

ARTICLE V

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. In the event that a member of the Board who is also a partner or employee of an entity that is a holder of Common Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a "Fund") acquires knowledge of a potential transaction or other matter in such individual's capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual's service as a member of the Board) and that may be an opportunity of interest for both the Company and such Fund (a "Corporate Opportunity"), then the Company (a) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (b) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates; provided, however, that such director acts in good faith.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further *provided* that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Certificate of Incorporation.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Certificate of Incorporation.

The stockholders with voting rights shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

This Corporation shall be perpetual unless otherwise decided by a majority of the Board.

ARTICLE VIII

The incorporator is Premal Tony Pujara, whose mailing address is 475 Allison Lane, Naperville, Illinois, 60540-3800.

* * * *

This Certificate of Incorporation has been duly approved by the Board and has been duly approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, Kerluxe, Inc. has caused this Certificate of Incorporation to be signed by its President this 12th day of November, 2018.

KERLUXE, INC.

Signature: PT Pujara

Premal Tony Pujara
Incorporator